SECURITIES AND EXCHANGE COMMISSION

    Washington, D.C. 20549

    FORM 8-K

    CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): March 6, 1997 (January 23, 1997)


    HUDSON'S GRILL OF AMERICA, INC.
    (Exact name of Registrant as specified in its Charter)


    California
    (State or other jurisdiction of incorporation)


    0-13642
    (Commission or File Number)


    95-3477313
    (IRS Employer Identification Number)


    16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
    (Address of Principal Executive Offices)


    Registrant's telephone number, including area code:
    (972) 931-9743


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    Item 5.  Other Events.

    Hudson's Grill of America, Inc. (the "Company"), a California corporation based in Dallas, Texas, announced that on January 23, 1997, it closed on the sale of its interest in the Hudson's Grill restaurant located in Pomona, California. It sold its interest in the restaurant for $114,200 and sold its liquor license for $6,000. The buyer was Burgers of Diamond Bar, a California general partnership led by Mr. Mike Miller. The buyer assumed the lease and agreed to lease equipment from the Company for $2,500 per month for 96 months. The company received $6,000 at closing and a note for $114,200, payable with interest at the greater of 12% or prime plus two percent. The note is interest only for the first year, and then it will be amortized over the next seven years.

         The Company also announced that it has settled its case against its former franchisee in Bend, Oregon. The Company filed suit against the former franchisee because of a breach of a prior settlement agreement and also because of trademark infringement and unfair trade practices by the former franchisee in the operation of a restaurant that resembled a Hudson's Grill restaurant. The former franchisee agreed to pay the Company's attorney's fees and the attorney's fees incurred by a third party. In addition, the former franchisee agreed to release funds previously tendered back to it and to pay additional funds to the Company. The settlement of released funds, assumed obligations and payments to the Company amounted to about $31,800.

         The Company additionally announced that Burgers of Diamond Bar had agreed to lease the Hudson's Grill restaurants located in Whittier, California, and Westlake, California. Fun Remco had canceled its agreement to purchase these restaurants on January 27, 1997.

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    Item 7.  Exhibits.

         1. Press Release dated March 6, 1997, regarding the completion of the sale of the Pomona restaurant and the settlement of the Bend, Oregon lawsuit.

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    SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date: March 6, 1997

                               HUDSON'S GRILL OF AMERICA, INC.
                               Registrant



                               s/s David L. Osborn
                               David L. Osborn

    f\sec\970305.O01

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